Exhibit 15.3

The Board of Directors China Metro-Rural Holdings Limited Suite 2204, 22/F Sun Life Tower The Gateway 15 Canton Road Tsimshatsui Kowloon Hong Kong	Anthony C.K. Lau E: alau@savills.com.hk DL: (852) 2840 4617 F: (852) 2501 5590 23/F Two Exchange Square Central, Hong Kong EA LICENCE: C-023750 T: (852) 2801 6100 savills.com

3 July 2014

Our Ref.: HK/2014/VPS/12026(CL)/AL/NC/ck

Dear Sirs,

RE: CHINA METRO-RURAL HOLDINGS LIMITED (THE “COMPANY”)

We hereby consent to the use of the information contained in our valuation reports, dated as of 2 July 2014, relating to valuations of certain investment properties, of the Company.

Yours faithfully,

For and on behalf of

Savills Valuation and Professional Services Limited

/s/ Anthony C.K. Lau

Anthony C.K. Lau

MRICS MHKIS RPS(GP)

Director